Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Covenant Logistics Group, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-2654 on Form S-8 of our report dated June 28, 2024, appearing in this Annual Report on Form 11-K of the Covenant Transportation Group 401(k) & Profit Sharing Plan for the year ended December 31, 2023.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
June 28, 2024

Back to Form 11-K